March 12, 2007

TRUSTEE: LaSalle Bank, National Association 135 S. LaSalle St., Suite 1625 Chicago, IL 60603 Attn: Edgar Team	DEPOSITOR: Structured Asset Securities Corporation II, 745 Seventh Avenue New York, New York 10019 Attention: David Nass—-LB-UBS 2006-C3
MASTER SERVICER: Wachovia Bank, National Association 8739 Research Drive, URP4 Charlotte, NC 28262-1075 Attention: LBUBS 2006-C3
UNDERWRITERS: Lehman Brothers, Inc. 745 Seventh Avenue New York, New York 10019 Attention: David Nass—LB-UBS 2006-C3	UBS Securities LLC, 1285 Avenue of the Americas New York, New York 10019 Attention: Robert Pettinato cc: Robert C. Dinerstein, General Counsel
RATING AGENCIES: Moody's Investors Service, Inc. 99 Church Street, 8th Floor New York, NY 10007 Attn: Tracey Ferguson	Standard & Poor's 55 Water Street, 42nd Floor New York, New York 10041 Attn: Eric B. Thompson, Director Structured Finance CMBS Surveillance

    RE: LBUBS 2006-C3, Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(i)	a review of CWCAM's activities during the period April 10 through December 31, 2006 and of CWCAM's performance under this Agreement has been made under my supervision; and
(ii)	to the best of my knowledge, based on such review, CWCAM has fulfilled all of its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B. Iannarone
David B. Iannarone
Managing Director